LOAN AGREEMENT

This Loan Agreement (the “Agreement”) dated as of February 27, 2012 is between Bank of America, N.A. (the “Bank”) and Vocus, Inc., a Delaware corporation (the “Borrower”).

1. DEFINITIONS

1.1. Capitalized terms used herein but not defined herein shall have the meanings as set forth on Schedule 1.1.

2. REVOLVING FACILITY: LINE OF CREDIT AMOUNT AND TERMS

2.1.	Line of Credit Amount.

(a)	During the Availability Period, the Bank will provide a line of credit (the “Revolving Facility”) to the Borrower. The amount of the line of credit (the “Revolving Facility Commitment”) is Fifteen Million Dollars ($15,000,000).

(b)	The Revolving Facility is a revolving line of credit. During the Availability Period, the Borrower may repay principal amounts under the Revolving Facility in full or in part at any time, and reborrow them.

(c)	The Borrower agrees not to permit the principal balance outstanding under the Revolving Facility to exceed the Revolving Facility Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

(d)	For all purposes of this Agreement, in calculating the principal amount outstanding under the Revolving Facility the calculation shall include the amount of any outstanding letters of credit issued pursuant to Section 2.5, including amounts drawn on any letters of credit and not yet reimbursed.

2.2. Availability Period. The Revolving Facility is available during the period (the “Availability Period”) between the date of this Agreement and the earliest of (a) February 27, 2013, (b) upon the written request of the Borrower, the date the Revolving Facility Commitment is terminated by the Borrower or (c) such earlier date as the availability may terminate as provided in this Agreement (the “Revolving Facility Expiration Date”). The Borrower may terminate the Revolving Facility at any time during the Availability Period by sending written notice to the Bank at the address specified in this Agreement.

2.3.	Repayment Terms.

(a)	The Borrower will pay interest on the Revolving Facility in arrears on March 31, 2012, and then on the last day of each month thereafter until payment in full of any principal outstanding under the Revolving Facility.

(b)	The Borrower will repay in full any principal, interest or other charges outstanding under the Revolving Facility no later than the Revolving Facility Expiration Date.

2.4. Interest Rate. The interest rate applicable to the Revolving Facility is a rate per year equal to the BBA LIBOR Daily Floating Rate plus 2.25%.

2.5.	Letters of Credit.

(a)	During the Availability Period, at the request of the Borrower, the Bank will issue standby letters of credit with a maximum maturity of 12 months but not to extend more than 12 months beyond the Revolving Facility Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary; provided, however, that each letter of credit must include a final maturity date which will not be subject to automatic extension.

(b)	The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed the lesser of (i) $3,000,000 and (ii) the Revolving Facility Commitment. All existing letters of credit, set forth on Schedule 2.5 hereto, shall be deemed to have been issued pursuant hereto, and from and after the date hereof shall be subject to and governed by the terms and conditions hereof.

(c)	The Borrower agrees:

(i)	Any sum drawn under a letter of credit under the Revolving Facility will be added to the principal amount outstanding under the Revolving Facility. The amount will bear interest and be due on the same terms as advances under the Revolving Facility.

(ii)	If (A) there is an Event of Default under this Agreement or (B) any letter of credit is outstanding on the Revolving Facility Expiration Date, the Borrower shall immediately cash collateralize the outstanding letters of credit by pledging to and depositing with the Bank cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Bank in an amount equal to the undrawn amount of the outstanding letters of credit on such date.

(iii)	Each letter of credit must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)	If the Borrower requests a letter of credit to be issued, to sign the Bank’s form Application and Agreement for Standby Letter of Credit.

(v)	To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower, in accordance with the Bank’s schedule of letter of credit fees.

(vi)	To allow the Bank to automatically charge the Designated Account for applicable fees, discounts, and other charges.

(vii)	To pay the Bank a non-refundable letter of credit fee equal to 2.25% per annum times the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated. If there is a default under this Agreement, at the Bank’s option, the amount of the letter of credit fee shall be increased by 2.0% per annum.

3. FEES AND EXPENSES

3.1.	Fees.

(a)	Loan Fee. The Borrower agrees to pay a loan fee to the Bank in the amount of Thirty-Seven Thousand Five Hundred Dollars ($37,500.00). This fee is due on the date of this Agreement.

(b)	Unused Commitment Fee. The Borrower agrees to pay a fee to the Bank on any difference between the Revolving Facility Commitment and the amount of credit under the Revolving Facility (including the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed) the Borrower actually uses, determined by the daily amount of credit outstanding under the Revolving Facility during the specified period. The fee will be calculated at 0.40% per year. This fee is due on March 31, 2012, and on the last day of each following month until the expiration of the Availability Period.

(c)	Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

3.2. Expenses. The Borrower agrees to repay the Bank, within ten (10) days after demand, for expenses that include, but are not limited to, filing, recording and search fees and documentation fees.

3.3.	Reimbursement Costs.

(a)	The Borrower agrees to reimburse the Bank for any reasonable and documented expenses the Bank incurs in the due diligence, preparation, negotiation, closing and administration of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable and documented outside attorneys’ fees.

(b)	The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the books, records and Collateral of the Borrower and its Subsidiaries, and appraisals of the Collateral, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

4. DISBURSEMENTS, PAYMENTS AND COSTS

4.1.	Disbursements and Payments.

(a)	Each payment by the Borrower will be made in U.S. Dollars and immediately available funds, without setoff or counterclaim. Payments will be made by debit to the Designated Account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement, or by such other method as may be permitted by the Bank.

(b)	The Bank may honor instructions for advances or repayments given by any one of the individuals authorized to sign this Agreement on behalf of the Borrower or any other individual designated in writing by any one of such authorized signers of the Borrower (each an “Authorized Individual”).

(c)	For any payment under this Agreement made by debit to the Designated Account, the Borrower will maintain sufficient immediately available funds in the Designated Account to cover each debit. If there are insufficient immediately available funds in the Designated Account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

(d)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

(e)	Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (each a “Due Date”), the Bank will send to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (the “Accrued Amount”), the discrepancy will be treated as follows:

(i)	If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

(iii)	Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

4.2.	Borrower’s Instructions.

(a)	The Bank may honor instructions for advances or repayments, and may honor requests for the issuance of letters of credit, given, or purported to be given, by any one of the Authorized Individuals. Such instructions may be given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank. The Bank’s obligation to act on such instructions is subject to the terms, conditions and procedures stated elsewhere in this Agreement.

(b)	Except as specified elsewhere in this Agreement or as otherwise agreed between the Bank and the Borrower, advances will be deposited in and repayments will be withdrawn from account number 446022502878 owned by the Borrower or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”).

(c)	The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from instructions the Bank reasonably believes are made by any Authorized Individual, whether such instructions are given in writing or by telephone, telefax or electronic communications (including e-mail, Internet and intranet websites). This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

4.3.	Direct Debit.

(a)	The Borrower agrees that on each Due Date the Bank will debit the Billed Amount from the Designated Account.

(b)	The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement.

4.4. Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.5. Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.6. Default Rate. Upon the occurrence of any Event of Default under this Agreement or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is 2.0 percentage points higher than the rate of interest otherwise provided under this Agreement (the “Default Rate”). This may result in compounding of interest. This will not constitute a waiver of any default.

4.7. Taxes. If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

4.8. Additional Costs. The Borrower will pay the Bank, on demand, for the Bank’s costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement. The allocation will be made as determined by the Bank, using any reasonable method. The costs include, without limitation, the following:

(a)	any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and

(b)	any capital requirements relating to the Bank’s assets and commitments for credit.

5. CONDITIONS

5.1. Conditions to Closing. This Agreement shall be effective upon satisfaction of the following conditions precedent in each case in form and substance acceptable to the Bank:

(a)	Loan Documents. Receipt by the Bank of executed counterparts of this Agreement, the Guaranty, the Security Agreement and the Pledge Agreement each properly executed by the Loan Parties party thereto.

(b)	Opinions of Counsel. Receipt by the Bank of an opinion of legal counsel to the Loan Parties.

(c)	Organization Documents, Resolutions, Etc. Receipt by the Bank of the following:

(i)	copies of the organization documents of each Loan Party certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the date hereof;

(ii)	such certificates of resolutions or other action, incumbency certificates and/or other certificates of each Loan Party as the Bank may require evidencing the identity, authority and capacity of each officer of such Loan Party that executes any of the Loan Documents; and

(iii)	such documents and certifications as the Bank may require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation and the state of its principal place of business.

(d)	Personal Property Collateral. Receipt by the Bank of the following:

(i)	searches of Uniform Commercial Code (“UCC”) filings in the jurisdiction of formation of each Loan Party and each other jurisdiction deemed appropriate by the Bank;

(ii)	UCC financing statements for each appropriate jurisdiction as is necessary, in the Bank’s discretion, to perfect the Bank’s security interest in the personal property Collateral;

(iii)	all certificates evidencing any certificated Equity Interests pledged to the Bank pursuant to the Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Bank in its discretion under the law of the jurisdiction of organization of such Person);

(iv)	searches of ownership of, and Liens on, United States registered intellectual property of each Loan Party in the appropriate governmental offices; and

(v)	duly executed notices of grant of security interest in form and substance reasonably acceptable to the Bank, as are necessary, in the Bank’s discretion, to perfect the Bank’s security interest in the United States registered intellectual property of the Loan Parties.

(e)	Evidence of Insurance. Receipt by the Bank of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Bank as loss payee (in the case of casualty insurance) and additional insured (in the case of liability insurance).

(f)	Refinance of Existing Indebtedness. The Borrower and its Subsidiaries shall have repaid all outstanding indebtedness (other than indebtedness permitted under Section 8.3 (the “Existing Indebtedness”) and terminated all commitments to extend credit with respect to the Existing Indebtedness, and all Liens securing the Existing Indebtedness shall have been released.

(g)	Payment of Fees and Expenses. Payment of all fees (including without limitation the loan fee described in Section 3.1(a)) and other amounts due and owing to the Bank (including without limitation payment of all accrued and unpaid reasonable and documented expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs”). Unless waived by the Bank, payment of all fees, charges and disbursements of counsel (including any local counsel) to the Bank (directly to such counsel if requested by the Bank) to the extent invoiced prior to or on the date hereof, plus such additional amounts of such reasonable and documented fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Bank).

5.2. Conditions to Each Extension of Credit. The obligation of the Bank to make any extension of credit under this Agreement is subject to the following conditions precedent:

(a)	Representations and Warranties. The representations and warranties of the Loan Parties contained in the Loan Documents, or which are contained in any document furnished at any time under or in connection therewith, shall be true and correct in all material respects on and as of the date of the requested extension of credit.

(b)	No Default or Event of Default. No Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default under this Agreement, shall exist or would result from the making of such credit extension or from the application of the proceeds thereof.

6. REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1. Existence, Qualification and Power. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own or lease its assets and carry on its business, except where the failure to be so licensed, authorized or approved could not reasonably be expected to have a Material Adverse Effect, (c) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (d) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except where the failure to be so qualified and licensed could not reasonably be expected to have a Material Adverse Effect.

6.2. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any Loan Party’s organization documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material contractual obligation to which such Loan Party is a party or affecting such Loan Party or its property; or (ii) any order, injunction, writ or decree of any governmental authority or any arbitral award to which any Loan Party or its property is subject; or (c) violate any applicable law, rule or regulation.

6.3. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Loan Documents.

6.4. Binding Effect. Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

6.5. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any governmental authority, by or against the Borrower or any Subsidiary or against any of the property of the Borrower or any Subsidiary that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

6.6.	Ownership of Property; Liens; Permits; Etc..

(a)	The Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business. The property of the Borrower and its Subsidiaries are not subject to any Liens other than Liens permitted by Section 8.4.

(b)	The Borrower and each Subsidiary possesses all permits, memberships, franchises, contracts and licenses required to conduct its business as presently conducted, except for such permits, memberships, franchises, contracts and licenses the absence of which could not reasonably be expected to have a Material Adverse Effect.

6.7. Tax Matters. The Borrower and each Subsidiary has filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with generally accepted account principles. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is party to any tax sharing agreement.

6.8.	Margin Regulations; Investment Company Act.

(a)	Neither the Borrower nor any Subsidiary is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock.

(b)	Neither the Borrower, any Subsidiary, nor any Person controlling the Borrower, is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.9.	Financial Information; No Material Adverse Effect.

(a)	All financial statements previously delivered to the Bank and when delivered the financial statements delivered pursuant to Section 7.2(a) and Section 7.2(b) have been prepared in accordance with generally accepted accounting principles and present fairly the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(b)	From December 31, 2010 to and including the date hereof, there has been no Disposition or Recovery Event of any material part of the business or property of the Borrower or any Subsidiary, taken as a whole, and no purchase or other acquisition by any of them of any business or property material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto.

(c)	No report, financial statement, certificate or other information furnished in writing by or on behalf of the Borrower or any Subsidiary to the Bank in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(d)	Since December 31, 2010, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

6.10. No Default. No Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default under this Agreement, has occurred and is continuing.

6.11. Insurance. The Borrower and each Subsidiary has obtained, and maintains in effect, the insurance coverage required by Section 7.7.

6.12.	ERISA Plans.

(a)	Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the United States Internal Revenue Service and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower and each Subsidiary has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b)	There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)	With respect to any Plan subject to Title IV of ERISA:

(i)	No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

(ii)	No action by the Borrower, any Subsidiary or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding

6.13. Subsidiaries. Set forth on Schedule 6.13 is a complete and accurate list as of the date hereof of each Subsidiary, together with jurisdiction of organization and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower. The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable.

6.14. Compliance with Laws. The Borrower and each Subsidiary is in compliance with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.15. Intellectual Property; Licenses, Etc. The Borrower and each Subsidiary owns, or possesses the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 6.15 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the date hereof.

6.16. Solvency. After giving effect to any extension of credit under this Agreement, the Loan Parties are Solvent on a consolidated basis.

6.17. Business Locations; Taxpayer Identification Number. Set forth on Schedule 6.17(a) is a list of all real property located in the United States that is owned or leased by any Loan Party as of the date hereof. Set forth on Schedule 6.17(b) is the chief executive office, U.S. tax payer identification number and organizational identification number of each Loan Party as of the date hereof. The exact legal name and state of organization of each Loan Party is as set forth on the signature pages hereto. Except as set forth on Schedule 6.17(c), no Loan Party has during the five years preceding the date hereof (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

6.18. OFAC. No Loan Party nor, to the knowledge of the Borrower, any Related Party, (a) is currently the subject of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction or (c) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No extension of credit under this Agreement, nor the proceeds from any extension of credit under this Agreement, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Bank) of Sanctions.

7. AFFIRMATIVE COVENANTS

The Borrower agrees to, and agrees to cause its Subsidiaries to, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1. Use of Proceeds. Use the proceeds of the Revolving Facility for working capital and other general corporate needs in the ordinary course of business and to issue letters of credit.

7.2. Financial Information. Provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below.

(a)	Within ninety (90) days after each fiscal year end of the Borrower (or, if earlier, 15 days after the date required to be filed with the SEC (after giving effect to any extension permitted by the SEC and used by the Borrower)), commencing with the fiscal year of the Borrower ending December 31, 2011, the annual financial statements of the Borrower and its Subsidiaries, certified and dated by an authorized financial officer of the Borrower. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b)	Within forty-five (45) days after each fiscal quarter end of the Borrower (including the last fiscal quarter in each fiscal year) (or, if earlier, 5 days after the date required to be filed with the SEC (after giving effect to any extension permitted by the SEC and used by the Borrower)), commencing with the fiscal quarter of the Borrower ending March 31, 2012, quarterly financial statements of the Borrower and its Subsidiaries, certified and dated by an authorized financial officer of the Borrower. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis.

(c)	Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower’s auditor.

(d)	Concurrently with the delivery of the financial statements in (a) and (b) above, a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(e)	Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of the Borrower or any Subsidiary, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Subsidiary may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Bank pursuant hereto.

(f)	Promptly upon the Bank’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and its Subsidiaries as the Bank may reasonably request.

As to any information contained in materials furnished pursuant to Section 7.2(f), the Borrower shall not be separately required to furnish such information under clause 7.2(a) or 7.2(b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses 7.2(a) and 7.2(b) above at the times specified therein.

7.3. Bank as Principal Depository. Maintain the Bank or one of its Affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

7.4. Additional Subsidiaries. Within thirty (30) days after the acquisition or formation of any Domestic Subsidiary, cause such Domestic Subsidiary to become a Guarantor by executing and delivering to the Bank such documents as the Bank may request for such purpose and, upon the request of the Bank, deliver to the Bank such organization documents, resolutions and opinions of counsel, all in form, content and scope satisfactory to the Bank.

7.5. Pledged Assets.

(a) Equity Interests. Cause (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary and (ii) 65% (or such greater percentage that, due to a change in law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) in each Foreign Subsidiary directly owned by any Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Bank to secure the Secured Obligations pursuant to the Loan Documents (subject to Liens permitted under Section 8.4), and, in connection with the foregoing, deliver to the Bank such other documentation as the Bank may request including, any filings and deliveries to perfect such Liens, organization documents, resolutions and favorable opinions of counsel all in form, content and scope reasonably satisfactory to the Bank.

(b) Other Property. Cause all owned and leased real and personal property of each Loan Party (other than Excluded Property) to be subject at all times to first priority and perfected Liens in favor of the Bank to secure the Secured Obligations pursuant to such security documents as may be requested by the Bank, subject in any case to Liens permitted under Section 8.4, and to deliver such other documentation as the Bank may request in connection with the foregoing (including, without limitation, favorable opinions of counsel) all in form, content and scope reasonably satisfactory to the Bank.

7.6.	Notices to Bank. Promptly notify the Bank in writing of:

(a)	Any substantial dispute between any governmental authority and the Borrower or any Subsidiary.

(b)	Any Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default.

(c)	The occurrence of any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(d)	(i) The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30 day notice, (ii) any action by the Borrower, any Subsidiary or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA and (iii) the commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

(e)	Any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

7.7.	Insurance.

(a)	General Business Insurance. Maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of its properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for its business. Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

(b)	Insurance Covering Collateral. Maintain all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the Collateral. Each insurance policy must be for the full replacement cost of the Collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)	Flood Insurance. If any improved real property Collateral is located in a designated flood hazard area, or becomes located in a designated flood hazard area after the date of this Agreement as a result of any re-mapping of flood insurance maps by the Federal Emergency Management Agency, maintain flood insurance on the real property and on any tangible personal property Collateral located on the real property.

(d)	Evidence of Insurance. Upon the request of the Bank, deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.8. Compliance with Laws. Comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over its business. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Loan Parties shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

7.9.	Books and Records. Maintain adequate books and records.

7.10. Maintenance of Assets; Preservation of Existence, Etc.

(a)	Make any repairs, renewals, or replacements to keep its properties in good working condition and to preserve or renew all of its intellectual property rights, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect

(b)	Preserve, renew and maintain in full force and effect its legal existence under the laws of the jurisdiction of its organization.

(c)	Preserve, renew and maintain in full force and effect its good standing under the laws of the jurisdiction of its organization.

(d)	Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.11. Audits. Allow the Bank and the Bank’s agents to inspect its properties and examine, audit, and make copies of books and records at any reasonable time. If any of its properties, books or records are in the possession of a third party, the Borrower authorizes (and shall cause its Subsidiaries to authorize) that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

7.12. Payment of Taxes. Pay and discharge as the same shall become due and payable all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and reserves in accordance with generally accepted accounting principles are being maintained by the Borrower or such Subsidiary.

7.13. Perfection of Liens. Help the Bank perfect and protect its security interests and liens, and reimburse it for related reasonable costs it incurs to protect its security interests and liens.

7.14. Cooperation. Take any reasonable action requested by the Bank to carry out the intent of this Agreement.

7.15. Landlord Lien Waiver. Use commercially reasonable efforts to obtain landlord waivers in form and substance reasonably satisfactory to the Bank on each real property leased by any Loan Party if such leased real property is a Loan Party’s headquarters location.

7.16. Post-Closing. By no later than the date thirty (30) days after the date of this Agreement the Borrower shall deliver to the Bank evidence that a UCC-3 termination statement has been filed for each UCC-1 financing statement identified below:

(a)	UCC-1 financing statement with file number 73001053 filed on 08/07/07 naming iContact Corporation as debtor and Silicon Valley Bank as secured party;

(b)	UCC-1 financing statement with file number 835063083 filed on 10/16/08 naming iContact Corporation as debtor and North Atlantic CBIC IV, L.P. as secured party;

(c)	UCC-1 financing statement with file number 01383110 filed on 4/21/10 naming iContact Corporation as debtor and Eplus Technology Inc. as secured party; and

(d)	UCC-1 financing statement with file number 02176836 filed on 6/22/10 naming iContact Corporation as debtor and Boston Financial & Equity Corp. as secured party.

8. NEGATIVE COVENANTS

The Borrower agrees to, and agrees to cause its Subsidiaries to, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1. Use of Proceeds. Not use the proceeds of the credit extended under this Agreement directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.

8.2. Dividends and Distributions. Not declare or pay any dividends, redemptions of stock or membership interests, distributions and withdrawals (as applicable) to its owners, except (a) dividends payable in capital stock; (b) dividends paid by a Subsidiary to the Borrower or a Wholly Owned Subsidiary of the Borrower; or (c) the Borrower may repurchase Equity Interests of the Borrower; provided that (i) no Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default under this Agreement, shall have occurred and be continuing or would result from such repurchase, (ii) the aggregate amount of Equity Interests repurchased after the date of this Agreement shall not exceed $10,000,000 in any fiscal year of the Borrower and (iii) the Loan Parties shall have availability existing under the Revolving Facility of at least $7,500,000 in the aggregate after giving effect to such transaction.

8.3. Other Debts. Not have outstanding or incur any direct or contingent liabilities or capital lease obligations (other than those to the Bank or to any Affiliate of the Bank), become liable for the liabilities of others or issue or have outstanding any Equity Interests that require any cash payment (whether dividends, scheduled redemptions, mandatory redemptions or otherwise) prior to the date that is 91 days after the Revolving Facility Expiration Date, without the Bank’s written consent. This does not prohibit:

(a)	acquiring goods, supplies, or merchandise on normal trade credit;

(b)	endorsing negotiable instruments received in the usual course of business;

(c)	obtaining surety bonds in the ordinary course of business;

(d)	liabilities, lines of credit and leases in existence on the date of this Agreement and set forth on Schedule 8.3, and any renewals or extension of such liabilities or lines of credit provided the principal amount is not increased;

(e)	indebtedness between Loan Parties;

(f)	additional debts and capital lease obligations for the acquisition of fixed assets not to exceed $3,000,000 outstanding at any one time; and

(g)	obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(h)	indebtedness consisting of a letter of credit issued by Silicon Valley Bank in an aggregate amount not to exceed $112,000; provided such letter of credit is not extended or renewed;

(i)	indebtedness evidenced by that certain Promissory Note dated February 24, 2012 by Vocus, Inc. in favor of certain of selling shareholders in connection with the I-Contact Merger in the original principal amount of Six Hundred Seventy Thousand Ninety One Dollars ($670,091.00); and

(j)	unsecured indebtedness in an amount not to exceed $5,000,000 outstanding any one time.

8.4. Other Liens. Not create, assume, or allow any security interest or lien (including judicial liens) on property it now or later owns, except:

(a)	Liens and security interests in favor of the Bank or any Affiliate of the Bank;

(b)	Liens for taxes not yet due;

(c)	Liens outstanding on the date of this Agreement and set forth on Schedule 8.4 and any replacement, extension or renewal upon or in the same property therefore subject thereto, upon the replacement, extension or renewal of the debt secured thereby;

(d)	additional purchase money security interests in assets acquired after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed (i) the fair market value of such asset and (ii) the amount set forth in Section 8.3(f);

(e)	any easements, rights of way and other encumbrances on title to real property that do not render title to the real property encumbered thereby unmarketable or materially adversely affect the use of such real property;

(f)	Liens securing indebtedness permitted under Section 8.3(h); provided that such Liens do not at any time encumber any property other than cash in the amount of such indebtedness; and

(g)	any Lien to secure obligations under worker’s compensation laws or similar legislation or to secured public or statutory obligations..

8.5. Investments. Not have any existing, or make any new, investments (including any loan) in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	investments in existence on the date of this Agreement and set forth on Schedule 8.5;

(b)	investments in Loan Parties;

(c)	investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(d)	investments by any Loan Party in any Subsidiary that is not a Loan Party in an aggregate amount not to exceed $4,000,000 at any time outstanding (other than transferring pricing in the ordinary course of business);

(e)	extensions of credit in the nature of account receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities;

(f)	Permitted Acquisition; and

(g)	investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

8.6.	Maintenance of Assets.

(a)	Not make any Disposition except Dispositions of property with an aggregate book value not to exceed $2,000,000 in any fiscal year, provided (i) such Disposition is for fair market value, (B) the consideration paid in connection therewith shall be in cash or cash equivalents paid contemporaneously with such Disposition and (C) no Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default under this Agreement, shall exist or would result from such Disposition.

(b)	Not enter into any sale and leaseback agreement covering any of its assets.

8.7.	Additional Negative Covenants.

(a)	Not enter into any consolidation, merger, or other combination after the date hereof (other than the I-Contact Merger), except that any Subsidiary may merge or consolidate with the Borrower or any other Subsidiary provided that if the Borrower is a party thereto then the Borrower is the surviving Person or if the Borrower is not a party thereto and a Guarantor is a party thereto then a Guarantor shall be the surviving Person.

(b)	Not make any Acquisition except Permitted Acquisitions.

(c)	Not engage in any business activities substantially different from the business activities conducted by the Borrower and its Subsidiaries on the date of this Agreement.

(d)	Not liquidate, dissolve or wind up its affairs provided that any Wholly Owned Subsidiary of the Borrower may liquidate, dissolve liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

(e)	Notwithstanding any other provision of this Agreement to the contrary, (i) permit any Person (other than the Borrower or any Wholly Owned Subsidiary of the Borrower) to own any Equity Interests of any Subsidiary of the Borrower, except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Foreign Subsidiaries, or (ii) permit any Subsidiary to issue or have outstanding any shares of preferred Equity Interests.

8.8. Transactions with Affiliates and Insiders. Not enter into or permit to exist any transaction or series of transactions with any Affiliate of the Borrower or any of its Subsidiaries other than (a) transactions between Loan Parties and (b) other transactions which are entered into in the ordinary course of business of the Borrower and its Subsidiaries on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.9. Burdensome Agreements. Not to enter into, or permit to exist, any contract or other agreement that encumbers or restricts the ability of the Borrower or any Subsidiary to (a) make dividends and other distributions to any Loan Party, (b) pay any debt or other obligation owed to any Loan Party, (c) make loans or advances to any Loan Party, (d) transfer any of its property to any Loan Party, (e) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (f) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(e) above) for (i) this Agreement and the other Loan Documents, (ii) any document or instrument governing debt incurred pursuant to Section 8.3(d), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iii) any Lien permitted under this Agreement or any document or instrument governing any Lien permitted under this Agreement, provided that any such restriction contained therein relates only to the asset or assets subject to such Lien or (iv) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.7 pending the consummation of such sale.

8.10.	Organization Documents; Fiscal Year; Legal Name; State of Formation and Form of Entity.

(a)	Not amend, modify or change its organization documents in a manner adverse to the Bank.

(b)	Not change its fiscal year without prior notice to the Bank.

8.11. Sanctions. Not permit any extensions of credit under this Agreement or the proceeds of any extension of credit under this Agreement, directly or indirectly, (a) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (b) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (c) in any other manner that will result in any violation by any Person (including the Bank) of any Sanctions.

9. DEFAULT AND REMEDIES

If any of the following events of default (each, an “Event of Default”) occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an Event of Default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any Event of Default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an Event of Default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1. Failure to Pay. The Borrower fails to make a payment of principal under this Agreement when due, or fails to make a payment of interest, any fee or other sum under this Agreement within five (5) banking days after the date when due.

9.2. Cross-default. Any default occurs under any agreement in connection with any credit the Borrower or any Subsidiary has obtained or which the Borrower or any Subsidiary has guaranteed, if the effect of such default is to accelerate the maturity of such credit or such default shall continue unremedied for any applicable period of time sufficient to permit the holder of such indebtedness to cause or declare such credit or indebtedness to become due and payable.

9.3. Breach of Representation or Warranty. Any representation or warranty of the Borrower or any Loan Party made in any Loan Document, or which is contained in any document furnished at any time under or in connection therewith, is false or incorrect when made.

9.4. Bankruptcy. The Borrower or any Subsidiary files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or any Subsidiary or the Borrower or any Subsidiary makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower or such Subsidiary is dismissed within a period of forty-five (45) days after the filing; provided, however, that such cure opportunity will be terminated upon the entry of an order for relief in any bankruptcy case arising from such a petition.

9.5. Receivers; Termination of Business. Any receiver, custodian, trustee or similar official is appointed to take possession, custody or control of all or a substantial portion of the property of the Borrower or any Subsidiary, or the business of the Borrower or any Subsidiary is terminated.

9.6. Lien Priority. The Bank fails to have an enforceable first Lien (except for any Liens permitted under Section 8.4) in any of the Collateral.

9.7. Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower or any Subsidiary in an aggregate amount of $2,000,000 or more in excess of any insurance coverage.

9.8. Judgments. Any judgments or arbitration awards are entered against the Borrower or any Subsidiary or the Borrower or any Subsidiary enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $2,000,000 or more in excess of any insurance coverage.

9.9. Material Adverse Effect. The occurrence of any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

9.10. Change of Control. There occurs any Change of Control

9.11. ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower or any Subsidiary subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower or any Subsidiary to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect:

(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower, any Subsidiary or any ERISA Affiliate.

9.12. Actual or Asserted Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted thereunder, ceases to be in full force and effect; or any Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that he has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document. Any default occurs under any other Loan Document or any Loan Document is no longer in effect.

9.13. Other Breach Under Agreement. (a) Any Loan Party fails to perform or observe any term, covenant or agreement contained in Sections 7.2, 7.6(b), 7.10(b), 7.11 or Section 8 or (b) Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) of this Section or Section 9.1) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days.

10. ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1. GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2. Governing Law. This Agreement is governed by and shall be interpreted according to federal law and the laws of New York. If state or local law and federal law are inconsistent, or if state or local law is preempted by federal law, federal law governs. If the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

10.3. Successors and Assigns. This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.4. Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this Agreement.

(a)	This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or Affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

(b)	At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c)	Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)	The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property Collateral is located or if there is no such Collateral, in the state specified in the governing law section of this Agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)	The arbitrator(s) will give effect to statutes of limitation in determining any Claim and shall dismiss the arbitration if the Claim is barred under the applicable statutes of limitation. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f)	This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property Collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)	Any arbitration or court trial (whether before a judge or jury) of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). The Class Action Waiver precludes any party from participating in or being represented in any class or representative action regarding a Claim. Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)	By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

10.5. Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after any default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.6. Attorneys’ Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower or any Subsidiary under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

10.7.	Set-Off.

(a)	In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any Event of Default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower held by the Bank or its Affiliates against any and all Secured Obligations owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Secured Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits and without regard for the availability or adequacy of other Collateral. Any Deposits may be converted, sold or otherwise liquidated at prevailing market prices in order to effect such set-off.

(b)	The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)	For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) as well as any money, instruments, securities, credits, claims, demands, income or other property, rights or interests owned by the Borrower which come into the possession or custody or under the control of the Bank or its Affiliates.

10.8. One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Loan Parties concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Loan Parties concerning this credit; and

(c)	are intended by the Bank and the Loan Parties as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

10.9. Waiver of Confidentiality. The Borrower authorizes the Bank to discuss the Borrower’s financial affairs and business operations of the Borrower and its Subsidiaries with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower and its Subsidiaries, and authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrower and its Subsidiaries as the Bank may request.

10.10. Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, (c) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower’s and its Subsidiary’s sales or leases to or performance of services for debtors obligated upon government contracts of the Borrower and its Subsidiaries and disclosures in connection therewith, and (d) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim. This indemnity includes but is not limited to reasonable and documented attorneys’ fees. This indemnity extends to the Bank, its parent, subsidiaries, affiliates and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable within ten (10) days of demand. This indemnity shall not apply to any loss, liability, damages, judgments and costs arising from gross negligence or willful misconduct of the Bank or any of its directors, officers or employees.

10.11. Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.12. Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.13. Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

10.14. Borrower Information; Reporting to Credit Bureaus. The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower or any Subsidiary to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all Guarantors as is consistent with the Bank’s policies and practices from time to time in effect.

10.15. USA Patriot Act Notice. Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower or other related persons.

10.16. Limitation of Interest and Other Charges. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Loan Agreement to be duly executed and delivered as of the date first above written, intending to create an instrument executed under seal.

BORROWER:	VOCUS, INC., a Delaware corporation
By: /s/ Stephen A. Vintz

Name: Stephen A. Vintz

Title: Executive Vice President and Chief Financial Officer

Address for Notices to Borrower:

12051 Indian Creek Court
Beltsville, MD 20705

Attention: Legal Department

Facsimile: 301-459-2827

Email: Legaldept@vocus.com

BANK:	BANK OF AMERICA, N.A.
By: /s/ Michael J. Radcliffe

Name:Michael J. Radcliffe Title:Senior Vice President
Address for Notices to Bank:

1101 Wootton Parkway, 4th Floor

MD9-978-04-01

Rockville, MD 20852

Telephone: 301-517-3125

Facsimile: 301-517-3120

Schedule 1.1
Defined Terms

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business, division or operating group of, another Person or (b) at least a majority of the Equity Interests of another Person entitled to vote for members of the board of directors or equivalent governing body of such Person, in each case whether or not involving a merger or consolidation with such other Person.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Bank” has the meaning specified in the introductory paragraph hereto.

“BBA LIBOR Daily Floating Rate” means a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each banking day to equal the British Bankers Association LIBOR Rate (“BBA LIBOR”) for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date. The Bank will use the BBA LIBOR Rate as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including, purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c) the passage of thirty days from the date upon which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over thirty-five percent (35%) or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right); or

(d) the occurrence of a “Deemed Liquidation” as defined in the articles of incorporation of the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property with respect to which Liens in favor of the Bank are purported to be granted pursuant to the Loan Documents.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 5% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by the Borrower or any Subsidiary, including any sale and leaseback transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the disposition of inventory in the ordinary course of business; (b) the disposition of machinery and equipment no longer used or useful in the conduct of business of the Borrower and its Subsidiaries in the ordinary course of business; (c) the disposition of property to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; (f) the sale or disposition of cash equivalents for fair market value; and (g) any Recovery Event.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or any Subsidiary within the meaning of Section 414(b) or (c) of the Code.

“Excluded Property” means, with respect to any Loan Party, (a) any owned and leased real property which is located outside of the United States, unless requested by the Bank, (b) unless requested by the Bank, any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) unless requested by the Bank, any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (d) any property which, subject to the terms of Section 8.10, is subject to a Lien of the type described in Section 8.3(d) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property and (e) the Equity Interests of any Foreign Subsidiary to the extent not required to be pledged to secure the Secured Obligations pursuant to Section 7.5(a).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Guarantors” means, collectively, (a) each Domestic Subsidiary of the Borrower identified as a “Guarantor” on the signature pages to the Guaranty on the date hereof, (b) each Person that joins the Guaranty as a Guarantor pursuant to Section 7.4 or otherwise, and (c) the successors and permitted assigns of the foregoing.

“Guaranty” means the Continuing and Unconditional Guaranty dated as of the date of this Agreement by and among the Guarantors and the Bank.

“I-Contact Merger” means the merger of I-Contact Inc., into the Borrower or a Subsidiary of the Borrower on or about the date of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, the Guaranty, the Pledge Agreement, the Security Agreement and any other document, agreement or instrument required by or delivered in connection with this Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Acquisition” means an Acquisition by the Borrower or any Subsidiary, provided that (a) no Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default under this Agreement, shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the date of this Agreement (or any reasonable extensions or expansions thereof), (c) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), (e) if such Acquisition involves the purchase of an interest in a partnership between any Loan Party as a general partner and entities unaffiliated with the Borrower as the other partners, such Acquisition shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by such Loan Party newly formed for the sole purpose of effecting such transaction, (f) the Loan Parties shall have availability existing under the Revolving Facility of at least $7,500,000 in the aggregate after giving effect to such Acquisition, (g) the Borrower shall have provided the Bank with written notice of such Acquisition five (5) days prior to the consummation of such Acquisition and (h) the aggregate cash and non-cash consideration for all such Acquisitions occurring during any fiscal year shall not exceed $5,000,0000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any Subsidiary or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

“Pledge Agreement” means the Pledge Agreement dated as of the date of this Agreement by and among the Borrower, each Guarantor and the Bank.

“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Secured Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document and all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower or any Subsidiary under any Cash Management Agreement or Swap Contract, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Bankruptcy Code of the United States, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Security Agreement” means the Security Agreement dated as of the date of this Agreement by and among the Borrower, each Guarantor and the Bank.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Equity Interests having ordinary voting power for the election of directors or equivalent governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower.